EXHIBIT 99.1

Strategic Alliance Agreement

This agreement is made and entered into this 5th day of May, 2017 by and between Bravatek Solutions, Inc., a corporation organized under the laws of the State of Colorado, (“Bravatek”), with an address at 2028 E. Ben White Blvd., Unit #240-2835, Austin, Texas 78741 and PassRules US Security LLLP (“PR”), a corporation organized under the laws of the State Arizona, with an address at 12927 N130th Way, Scottsdale, Az. 85259.

Whereas, Bravatek is a corporation, which has technical expertise in security-related software, tools and systems/services (including telecom services) to support, deploy and test its current and potential customers’ most critical initiatives.

Whereas, PR is a corporation engaged in the business of providing authentication solutions.

Whereas, the parties desire to enter into a business relationship which will designate Bravatek as the lead for providing management expertise for the purpose of promoting PRs services and products when bundled with Bravatek’s products and services, as well as executing PRs orders and after-sales support of PR’s standard and custom products, services, and capabilities (the “Products”).

Now therefore, the parties mutually agree to enter into a strategic alliance under the following terms and conditions:

1) Duties of Bravatek

Bravatek agrees to serve as the exclusive, global agent for PR and Bravatek bundled products. In this capacity, Bravatek will use its best efforts to provide the following services to PR:

a.	Promote, market, and actively sell the Products to prospective clients in the commercial, government, and re-seller space nationwide.

b.	Provide a quarterly Pipeline or sales lead report to PR on a monthly basis which contains a 3-month rolling forecast of potential sales.

c.	Follow-up on sales leads that PR is actively engaged with or believes is appropriate.

d.	Provide PR with any promotional materials, technical papers, white papers, proposals, etc. prior to publication or delivery to prospective clients.

2) Duties of PR

PR agrees to use its best efforts to promote and support sales and after-sales support of Bravatek by:

a.	Listing Bravatek in all appropriate sales and marketing materials as a non-exclusive alliance partner.

b.	Provide timely responses to both technical and administrative questions posed by Bravatek.

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c.	Promote Bravatek’s product and service offerings whenever possible.

d.	Aid Bravatek in the writing of any technical/marketing/sales documents when requested and participate in mutually-agreed upon sales calls

3) Obligations of the Parties

Bravatek and PR agree to jointly:

a.	Develop and implement a joint Business Marketing Strategy whereby targeted markets/potential client-types/applications are mutually agreed upon;

b.	Support each other in all agreed-upon technical, marketing and promotional efforts;

c.	Develop a joint strategy for developing new product/services/capabilities to mutually benefit both parties;

d.	Utilize each other as Preferred Vendors for services whenever possible upon mutual agreement.

4) Compensation

When custom Products are sold, the parties shall agree to a proposed sales price for use during the project to in writing prior to the commencement of each project. The parties shall mutually agree upon each party’s revenue percentage based on required and committed labor, resources, etc.

For any standard Product sold by Bravatek at PR’s listed price where no Bravatek or PR technical resources are required, Bravatek will receive a flat 15% seller’s fee, payable NET 30 days after Product delivery by PR.

5) Exclusivity

As previously stated, Bravatek will be granted an exclusive license by PR to sell Products bundled with Bravatek’s products and services throughout the globe. Neither Party may disclose any joint work product resulting from our combined efforts which is unique to this agreement to anyone competing for this same effort.

6) Confidentiality

“Confidential information” shall mean any and all technical and non-technical information, documents and materials related to client projects of party and products, services and business of each of the parties. PR and Bravatek agree to maintain in strict confidence and not to disclose or disseminate, or to use for any purposes other than performance of the projects, the Confidential Information disclosed.

The obligation of non-disclosure shall not apply to the following:

a.	Information at or after such time that is publicly available through no fault of either party

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b.	Information at or after such time that is disclosed to either party by a third party entitled to disclose such information

c.	Information which is required by law to be disclosed to federal, state or local authorities.

7) Term of Confidentiality

For a period of five (5) years after termination of this Agreement, the parties shall treat as confidential all information and take every reasonable precaution and use all reasonable efforts to prevent the unauthorized disclosure of the same. The parties agree to take all steps reasonably necessary and appropriate to ensure that their employees, agents, and/or assistants treat all information as confidential and to ensure that such employees, agents, and/or assistants are familiar with and abide by the terms of this Agreement.

8) Term

The term of this Agreement is twelve (12) months from the date hereof, and will be automatically renewed for one (1) additional twelve month period unless either party shall notify the other in writing of its intention not to renew. Such notice must be given ninety (90) days prior to expiration of the original term. This Agreement may also be terminated by either party upon ninety (90) days written notice.

9) Notices

Any notices required under this Agreement shall be delivered to:

Bravatek Technologies, Inc.

2028 E. Ben White Blvd., Unit #240-2835,

Austin, Texas 78741

PassRules US Security, LLLP

12927 N130th Way

Scottsdale, Arizona, 85259

10) Governing Law

This Agreement is entered into in the State of Colorado and shall be interpreted according to the laws of the State of Colorado.

11) Indemnification

PR shall indemnify Bravatek , its directors, officers and employees, for any and all damages, costs, expenses, and other liabilities, including reasonable attorney's fees and court costs incurred in connection with any third-party claim, action or proceeding arising from the negligence or intentional misconduct of PR or breach of PR of any of its obligations under this Agreement.

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Bravatek shall indemnify PR, its directors, officers and employees, for any and all damages, costs, expenses, and other liabilities, including reasonable attorney's fees and court costs, incurred in connection with any third-party claim, action or proceeding arising from the negligence or intentional misconduct of Bravatek or breach of Bravatek of any of its obligations under this Agreement.

12) Modifications

No changes or modifications of this Agreement or any of its terms shall be deemed effective unless in writing and executed by the parties hereto.

13) Assignment

This Agreement shall not be assignable by either party without the prior written consent of the other party.

14) Entire Agreement

This Agreement represents the complete and entire understanding between the parties regarding the subject matter hereof and supersedes all prior negotiations, representations, or agreements, either written or oral, regarding this subject matter. Note that this agreement is not intended to create a partnership, and that the parties are not partners and do not have the authority to bind the other party to legal obligations.

This Agreement shall not be considered accepted, approved or otherwise effective until signed by the appropriate parties.

Bravatek Technologies, Inc.		PassRules US Security LLLP

By:	/s/ Thomas Cellucci	By:	/s/ Ken Kotowich
Name:	Thomas Cellucci	Name:	Ken Kotowich
Title:	Chief Executive Officer	Title:	President
Date:	5/9/2017	Date	5/9/2017

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